STOCK PURCHASE AGREEMENT

Agreement made and entered into as of February 12, 2004, among Paul Kessler and Diana Derycz Kessler, as "Buyers" (hereinafter collectively referred to as "Buyer"), and Jay Lutsky and Michael R. Quinn, as Sellers (hereinafter collectively referred to as "Seller"), in respect of the sale of certain shares of common stock of Sunburst Acquisitions III, Inc, a Colorado corporation (hereinafter referred to as the "Company"), which shares are owned of record and beneficially by Seller.

This Agreement sets forth the terms and conditions upon which Seller is selling to the Buyer and the Buyer is today purchasing from the Seller 25,282,240 shares of the issued and outstanding common stock of the Company, representing approximately 75.91% of the issued and outstanding common stock of the Company (hereinafter referred to as the "Shares"). Exhibit A attached hereto, and incorporated herein by this reference, lists the number of Shares being sold by each of the individuals comprising the Seller.

In consideration of the mutual agreements contained herein, the parties hereby agree as follows:

I. SALE OF THE SHARES

1.01        Shares being Sold. Subject to the terms and conditions of this Agreement, the Seller is selling and transferring the Shares to the Buyer at the closing provided for in Section 1.03 hereof (the "Closing"), free and clear of all liens, charges, or encumbrances of whatsoever nature.

1.02         Consideration. An aggregate total of $40,000 shall be due and payable under the terms of this Agreement for purchase of the Shares. The purchase price shall be payable in cash at Closing.

1.03         Closing. The Closing of the transactions provided for in Section 1.04 and 1.05 shall take place at such time and place as the parties may mutually agree in writing, but in any event on or before February 17, 2004.

1.04         Delivery by the Seller. At the Closing, the Seller shall deliver to the Buyer (i) certificates representing the Shares, endorsed in blank and otherwise in form acceptable for transfer on the books of the Company, with all necessary transfer tax stamps attached.

1.05         Delivery by the Buyer. At the Closing the Buyer shall deliver to the Seller the cash purchase price referenced in Section 1.02 hereof.

II. RELATED TRANSACTIONS.

2.01         Finder. Seller and Buyer acknowledge that there were no finders with respect to the transaction contemplated herein.

2.02         Right to Appoint New Directors. At the Closing, the current directors of the Company shall sign a written consent agreeing, upon request of the Buyer, to use their best efforts, subject to their fiduciary duties, to increase the size of the Board of Directors by three and to elect the nominees of the Buyer to fill the vacancies created thereby. The Seller shall use its best efforts to ensure that the directors comply with the terms of such written consent.

2.03         Additional Matters. By execution of this Agreement the parties hereby acknowledge their understanding and agreement with respect to the following additional matters which are part of the consideration for completion of the stock purchase and sale transaction described herein:

(a)         It is contemplated that at a mutually agreeable time following Closing, the Seller shall take such steps as may be necessary and appropriate to cause the Company to file all delinquent reports required to be filed under the Securities Exchange Act of 1934 in order to bring the Company current in compliance with its reporting obligations thereunders.

III. REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLER.

The individuals executing this Agreement as a Seller hereby jointly and severally represent and warrant as follows:

3.01         Organization. The Company is organized, validly existing and in good standing under the laws of the State of Colorado and has full corporate power to conduct its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease. The Company is qualified in no other state. The Company has conducted no business since its organization other than the completion of its of its registration as a reporting company under the Securities Exchange Act of 1934, as amended, and such other matters as have been disclosed in the Company's filings with the Securities and Exchange Commission.

3.02         Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock without par value and 20,000,000 shares of Preferred Stock without par value. Immediately prior to Closing, there will be issued and outstanding 33,303,840 shares of Common Stock and no shares of Preferred Stock. All of such outstanding shares of the Company Common Stock are validly issued, fully paid and non-assessable and are free of any preemptive rights. There are no outstanding options, warrants, rights, privileges or other arrangements, preemptive or contractual, to acquire any shares of capital stock of the Company from the Company of any Seller.

3.03         Authority; No Violation. The execution, delivery, and performance of this Agreement by the Seller, and the consummation by them of the transactions contemplated hereby have been duly authorized. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of the Certificate of Incorporation or bylaws of the Company, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Company or any of the individuals comprising the Seller is a party or by which the Company or the Seller is bound.

3.04         No Undisclosed Liabilities. The Company has no liabilities or obligations as of the date of execution of this Agreement, or as of the date of Closing (whether absolute, accrued, contingent or otherwise and whether due or to become due), except liabilities and obligations which are to be paid in full by Seller simultaneously with Closing or as soon as reasonably practicable thereafter.

3.05          Taxes. To the best knowledge and belief of Seller, the Company has no outstanding tax obligations of any kind and has previously filed any and all tax reports or returns which it was required to file for all periods prior to the date of the Closing.

3.06         Absence of Certain Changes. The Company has not since August 31, 2001 (the date of its last audited financial statements which were filed with the Securities and Exchange Commission as part of the Company's report on Form 10KSB for the fiscal year ended August 31, 2001), and as of the Closing will not have:

(a)         Suffered any material adverse change in financial condition, assets, liabilities, business, or prospects;

(b)         Incurred any additional obligations or liabilities (whether absolute, accrued, contingent, or otherwise) which it either has not previously satisfied or will not satisfy at or before Closing;

(c)         Declared, paid, or set aside for payment to its stockholders any dividend or other distribution in respect of its capital stock or redeemed or purchased or otherwise acquired any of its capital stock or any options relating thereto or agreed to take any such action; or

(d)         Made any material change in any method of accounting or accounting practice.

3.07         Litigation. There are no actions, proceedings, or investigations pending or, to the knowledge of the Seller, threatened against the Company, and neither the Company nor the Seller know or have any reason to know of any basis for any such action, proceedings, or investigation. There is no event or condition of any kind or character pertaining to the business, assets, or prospects of the Company that may materially and adversely affect such business, assets or prospects.

3.08         Disclosure. The Seller has disclosed to the Buyer all facts known to Seller which are material to the assets, prospects, and business of the Company. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the Buyers pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide Buyer with proper information as to the Company and its affairs.

3.09         SEC Filings. The Company filed a registration statement on Form 10SB under the Securities Exchange Act of 1934 on December 29, 1997, which, in accordance with Section 12(g) under such Act became effective on or about February 28, 1998. From that date until August 31, 2001, to the best knowledge and belief of Seller, the Company filed all periodic reports required to be filed with the SEC (the "SEC" Reprts"). The Company filed its report on Form 10KSB for the fiscal year ended August 31, 2001, on October 25, 2001, and since that date, has made no other filings. Therefore, the Company is not current in its filing obligations under the Securities Exchange Act of 1934. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the "Commission") promulagated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a materail fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC reportss comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

IV. REPRESENTATIONS AND WARRANTIES BY THE BUYER.

The Buyer hereby represents and warrants as follows:

4.01         Authority; No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Buyer is a party or by the Buyer is bound.

4.02         Representations Regarding the Acquisition of the Shares.

(a)         The Buyer understands that the Shares have not been registered under the Securities Act of 1933, as amended, and, accordingly, constitute restricted securities as that term is defined in Rule 144 under such Act. Therefore, the Shares may not be sold or transferred in the absence of a registration statement or an available exemption from registration;

(b)         The Buyer understands the speculative nature and risks of investments associated with the Company and confirms that it is able to bear the risk of the investment, and that there may not be any public market for the Shares purchased herein;

(c)         The Buyer understands that neither the Company nor the Seller is under an obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Shares by the Buyer, and Buyer is solely responsible for determining the availability, if required, of exemptions from registration for purposes of sale or transfer of the Shares;

(d)         The Buyer has had the opportunity to ask questions of the Seller and receive additional information from the Seller to the extent that the Seller possessed such information, or could acquire it without unreasonable effort or expense necessary to evaluate the merits and risks of any investment in the Company.

(e)         Each of the Buyers represents that he or she is an "accredited investor" as defined in Rule 501 of Regulation D;

(f)         Buyer has sufficient knowledge and experience in financial and business matters, and is sufficiently familiar with investments of the type represented by the Shares, including familiarity with previous private and public purchases of speculative and restricted securities, that it is capable of evaluating the merits and risks associated with purchase of the Shares; and

(g)         In evaluating the merits of the purchase of the Shares, Buyer has relied solely on his, her or its own investigation concerning the Company and has not relied upon any representations provided by the Company or by the Seller.

V. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

5.01         Survival of Representations. All representations, warranties, and covenants made by any party in this Agreement and in any other certificates and documents, delivered in connection herewith or therewith shall survive the execution and delivery hereof and any investigation at any time made by or on behalf of any party and shall apply until the expiration of the applicable statute of limitations.

5.02         Indemnification by Seller. Each individual Seller hereby agrees jointly and severally to indemnify the Buyer and to hold Buyer harmless from and in respect of any assessment, loss, damage, liability, cost, and expense (including, without limitation, interest, penalties, and reasonable attorneys' fees), imposed upon or incurred by the Buyer resulting from any undisclosed liabilities or obligations of the Company known by Seller.

5.03         Indemnification by Buyer. The Buyer hereby agrees to indemnify each individual Seller and to hold Seller harmless from and in respect of any assessment, loss, damage, liability, cost, and expense (including, without limitation, interest, penalties, and reasonable attorneys' fees), imposed upon or incurred by the Seller resulting from a breach of any agreement, representation, warranty, or covenant of the Buyer, whether known by Buyer or not.

5.04         Timely Notice of Indemnification. The parties shall be entitled to indemnification hereunder only in respect of claims for which notice of an indemnifiable claim shall have been given to the indemnifying party on or before 20 days from the date on which an indemnifiable claim is made against such indemnified party or such other time as may be reasonable under the circumstances of the breach or discovery thereof.

VI. ADDITIONAL CONDITIONS TO CLOSING

6.01         Obligation of Buyer to Close. Buyer shall not be obligated to close this transaction unless:

(a)         Buyer is satisfied with the condition of the Company following completion of its due diligence review.

(b)         There are no material liabilities on the books of the Company, and there are no undisclosed or contingent liabilities.

(c)         There have been no changes in the Company's business or capitalization between the date of signing this Agreement and the date of Closing.

(d)         The current directors of the Company shall have taken such steps as may be necessary or appropriate to appoint each of the Buyers to the Company's Board of Directors.

6.02         Seller's Obligation to Close. Seller shall not be obligated to close this transaction unless Seller shall have received full consideration for payment of the Shares as specified in Section 1.02.

VII. MISCELLANEOUS

7.01         Expenses. Each of the parties shall pay one-half of the expenses incurred in conjunction with the Closing hereunder.

7.02         Further Assurances. From time to time, at the request of the Buyer and, without further consideration, the Seller shall execute and transfer such documents and take such action as the Buyer may reasonably request in order to effectively consummate the transactions herein contemplated.

7.03         Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

7.04         Prior Agreements; Amendments. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

7.05         Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

7.06         Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) to the parties at their respective addresses listed in Exhibit A attached hereto.

7.07         Effect. In the event any portion of this Agreement is deemed to be null and void under any state or federal law, all other portions and provisions not deemed void or voidable shall be given full force and effect.

7.08         Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Buyer, the Seller and the Company on the date first above written.

BUYER:	SELLER:

/s/ Paul Kessler	/s/ Jay Lutsky

/s/ Diana Derycz Kessler	/s/ Michael R. Quinn

EXHIBIT A

TO

STOCK PURCHASE AGREEMENT

Dated February 12, 2004

Name and address of Seller	Number of Shares Sold
Jay Lutsky 4807 S. Zang Way Morrison, Co 80465	12,657,280
Michael R. Quinn 2082 S. Cherry St. Denver, Co 80207	12,624,960
TOTAL:	25,282,240

Name and address of Buyer	Number of Shares Purchaser

Paul Kessler 6363 Sunset Blvd., Fifth Floor Hollywood, CA 90028	12,641,120

Diana Derycz Kessler 6363 Sunset Blvd., Fifth Floor Hollywood, CA 90028	12,641,120
TOTAL:	25,282,240